EXHIBIT 10(f)
Amended 2008 Solutia Inc. Annual Incentive Plan
This document sets forth the terms of the Solutia Inc. Annual Incentive Plan (the “Plan” or the “AIP”) for the year beginning January 1, 2008 and ending December 31, 2008 (the Performance Year”).
Purpose
The purpose of the Solutia Inc. Annual Incentive Plan is to provide employees with annual cash bonus opportunities to incent strong operational and financial performance and promote the creation of shareholder value.
I. Performance Metrics
The Executive Compensation and Development Committee of the Company’s Board of Directors (the “ECDC”) sets performance metrics for the Plan based on industry expectation, market opportunities and other factors the ECDC believes are relevant. The 2008 performance metrics for each incentive pool are shown in the following charts:
Business Unit Pools

	Performance		Performance		Performance
Unit	Measure #1	Weight	Measure #2	Weight	Measure #3	Weight
	Enterprise		Enterprise Free
Core	EBITDAR	50%	Cash Flow	50%	NA	NA
Integrated Nylon	EBITDAR	50%	Free Cash Flow	50%	NA	NA
Saflex	EBITDAR	33.3%	Free Cash Flow	33.3%	Gross Margin %	33.3%
CPFilms	EBITDAR	50%	Free Cash Flow	50%	NA	NA
Flexsys	EBITDAR	50%	Free Cash Flow	50%	NA	NA
Other PPD	EBITDAR	50%	Free Cash Flow	50%	NA	NA
Enterprise Discretionary Bonus Pool

Unit	Performance Measure	Weight
All	Enterprise EBITDAR	100%

Target performance levels and funding factors have been established by the ECDC. Performance metrics may be adjusted, as appropriate, based on asset sales and dispositions. For purposes of the Plan the performance measures have the following meaning:
•	“EBITDAR” means with respect to any specified entity for any period, consolidated net income (loss) of such specified entity and its subsidiaries for such period, determined on a consolidated basis, in accordance with GAAP and subject to historical internal reporting standards, excluding (without duplication), to the extent deducted in determining consolidated net income (loss) (a) any extraordinary, non-recurring, non-operational or non-cash gains or losses, (b) restructuring charges, and (c) effects of discontinued operations, plus (without duplication), in accordance with GAAP and to the extent deducted in determining consolidated net income (loss), (d) interest expense, and (e) income tax expense plus, (f) depreciation expense, and (g) amortization expense excluding amortization of deferred credits plus, (h) reorganization items. Calculation of EBITDAR shall exclude all impacts of fresh start accounting and any effects of accounting policy changes made in connection with fresh start, effective as of the emergence date.
•	“Free Cash Flow” means, with respect to any specified entity for any period, the cash flow provided by (used in) continued operations of such specified entity and its subsidiaries for such period, determined on a consolidated basis, in accordance with GAAP and subject to historical internal reporting standards, excluding (without duplication), to the extent deducted in determining cash flow provided by (used in) continued operations (a) any extraordinary, non-recurring or non-operational gains or losses, (b) restructuring charges, and (c) effects of discontinued operations, less Capital Expenditures, plus net proceeds received related to asset sales and proceeds received by Solutia in excess of management’s estimate from the disposition of any of the Company’s business units or divisions, to the extent sold during the calendar year.
•	“Gross Margin %” means, with respect to any specified entity for any period, gross margin (the difference between the reported revenue less cost of goods sold of the business unit) divided by revenue of such specified entity and its subsidiaries for such period, determined on a consolidated basis, in accordance with GAAP and subject to historical internal reporting standards, excluding (without duplication), to the extent deducted in determining gross margin or revenue (a) any extraordinary, non-recurring, non-operational or non-cash gains or losses or gains or losses from dispositions, (b) restructuring charges, and (c) effects of discontinued operation, and (d) all impacts of fresh start accounting, including accounting policy changes made in connection with fresh start, effective as of the emergence date.

II. Calculation of Incentive Awards
Solutia Inc. (the “Company”), for purposes of the Plan, is organized along business lines (Integrated Nylon, Saflex, CPFilms, Flexsys, and Other Performance Products Divisions (Other PPD), each a “Business”) in order to place emphasis on key performance measures of each individual Business.
The size of the incentive pool available for awards will be based on the achievement of specific performance measures (each incentive pool shall be referred to herein as a “Business Unit Incentive Pool”). Employees assigned to a specific Business Unit will receive the funding factor tied to that Business Unit’s specific performance measures.
For employees assigned to enterprise-wide functions (“Core Functions”), overall enterprise performance shall determine the incentive pool available for awards (such pool to be referred to as the “Core Function Incentive Pool”).
The actual funding of each Business Unit Incentive Pool and the Core Function Incentive Pool shall be 90% of all aggregate target bonuses for individuals assigned to each pool multiplied by the weighted average of the pre-established funding factor for achievement of specific performance measures relative to target performance. The target performance and weightings for each performance measure, and the related funding factors, have been determined by the ECDC based upon the recommendation of the Chief Executive Officer of the Company (the “CEO”).
The entire Business Unit Incentive Pool or the Core Function Incentive Pool will be allocated in the form of awards to individuals assigned to these Pools. Each Pool will be divided equally into an objective award pool and a discretionary award pool as described below:
•	The objective award pool will be based upon business-unit performance and will be equal to 45% of such individual’s target bonus multiplied by the relevant funding factor.
•	The discretionary award pool will be based upon a participant’s individual performance versus established objectives, performance in relation to peers, and according to the process described below. The discretionary portion of an individual participant’s bonus may range from zero upward.

In addition to the Business Unit Incentive Pools and the Core Function Incentive Pool, an overall enterprise discretionary bonus pool (the “Enterprise Discretionary Incentive Bonus Pool”) shall be funded by the enterprise-level EBITDAR performance relative to a pre-established target performance level. The funding of the Enterprise Discretionary Incentive Pool shall be 10% of all aggregate target bonuses multiplied by a pre-established funding factor. All participating employees will be eligible for a discretionary award from this pool at the discretion of the CEO and the ECDC (if applicable).
If threshold performance levels are not met, there would be no bonus pool for that performance year. If a bonus pool is funded, a participant would be eligible to receive a minimum bonus of 45% of their performance adjusted target bonus (after applying the funding factor that is based on financial performance). The maximum funding factor that can be achieved under this plan is 3.0x target performance (if the maximum performance is achieved). After applying the funding factor, the participant’s maximum opportunity is 2.0x the performance adjusted bonus.
The process for determining bonuses is as follows:
1)	Incentive Pools are determined and funded based on Business Unit/Core performance relative to the pre-established targets, funding factors, and weighting. The Pools are then allocated equally to objective awards and discretionary awards.
2)	The Enterprise Discretionary Incentive Pool is determined and funded based on the enterprise EBITDAR performance relative to the pre-established target.
3)	The objective portion of bonuses are determined and approved by the ECDC.
4)	Managers will make individual award recommendations based upon individual performance compared to established objectives for individual discretionary portion. Individual discretionary awards will be approved by the Business Unit President and the CEO.
5)	Bonus amounts from the Enterprise Discretionary Bonus Pool will be determined at the discretion of the CEO with the advice of the Executive Leadership Team (ELT).
6)	The ECDC shall determine the discretionary bonus for the CEO and approve discretionary awards for the ELT. Any discretionary bonus paid to the CEO in excess of 50% of the CEO’s target bonus multiplied by the relevant funding factor shall not, at the discretion of the ECDC, diminish awards available under the Core Function Incentive Pool, the Business Unit Incentive Pool or the Enterprise Discretionary Bonus Pool.

7)	The ECDC has determined that the maximum bonus an individual can receive under the AIP is 200% of his/her performance adjusted target bonus (after applying the funding factor).
8)	In cases where an individual is assigned to a specific Business Unit or Core, but supports more than one Business Unit, the performance metric component of the funding will be based on the following rules:
•	Employees who support a Business Unit more than 50% of the time will receive that Unit’s funding factor.
•	Employees who support two Business Units equally will receive an average of the two Units’ funding factors.
•	Employees who support multiple Business Units (and aren’t covered by the above) will receive the Core funding factor.
•	Funding sources for an employee’s award will be determined based on the number of full months spent, rounded if applicable, in each function or Business Unit.
Each employee’s actual award will also depend on individual performance in serving all relevant functions and Business Units and will include input from each respective manager.
Actual awards based on the performance metric will vary as described above based upon achievement of Business Unit or Core performance measures and individual performance. Management, the CEO and the ECDC reserve the right to make no award to individuals who exhibit below standard performance, incidents of misconduct, etc.
III. Administration
The ECDC and the CEO, whose decisions are final, shall administer the Plan jointly. The Senior Vice President — Human Resources will be responsible for the administrative procedures governing the Plan, including ensuring the existence of approved Performance Measures and the presentation of the performance results under the Plan to the ECDC for its approval. The following administrative procedures shall govern:
1.	The ECDC will approve individual incentive awards for the CEO and all Executive Leadership Team (ELT) members. The CEO and his direct reports may approve all other incentive awards.
2.	Employees must be actively employed with the company on the day of the payout to receive an award.

3.	Employees who retire, resign, or are terminated shall not be eligible for an award if they are not employed by Solutia on the date of payment.
4.	Employees on leave of absence during the Performance Year will be considered for a prorated award reflecting actual serve, rounded to the nearest whole month. Payment will be made, if any, at the time awards are normally paid, or upon returning from leave of absence, if later.
5.	In the event of an employee’s death, payment will be made to the employee’s estate reflecting the employee’s actual service to the nearest whole month.
6.	Employees promoted or hired before December 1 into a position that is eligible to participate may be considered for an award that will be prorated reflecting the employees’ actual participation to the nearest whole month.
7.	Awards for Employee who change jobs (and incentive targets) during the year will be prorated to reflect the employee’s actual participation in both positions to the nearest whole month.
8.	Employees who transfer from another Business Unit not participating in this plan to a participating position or vice versa during the Performance Year will receive a prorated award based on the time spent in the participating position.
9.	Employees who are involuntarily terminated with severance between the end of the Performance Year and prior to the payout may be eligible to receive an award.
10.	Awards are paid in cash or common stock of the Company and are to be paid on or between January 1, 2009 and March 15, 2009. If all or a portion of the payment is made after March 15, 2009, the amount paid after March 15, 2009 may be considered nonqualified deferred compensation under Code Section 409A, and the Company shall comply with any IRS Form W-2 reporting requirements that may apply to such amounts. Awards outside of the United States are determined at the same time as the awards for participants in the United States and paid as soon as administratively possible once approved.
IV. Pension and Savings and Investment Plan (SIP) Implications
For participants in the United States, the entire amount of any annual award made for a year will become part of the earnings used to calculate your Savings and Investment Plan (SIP) contributions, subject to IRS and SIP limits. For participants outside the United States, the process established in their country, pension plan or retirement program will apply.

V. Taxes
For U.S. participants, any award you receive under the Plan is taxable as supplemental income in the year of payment and is subject to all applicable withholding taxes in the year paid at a minimum of 25%. For participants outside the United States, the laws of the tax jurisdiction(s) to which you are subject will apply.
VI. Legal Information
•	In all events, whether any cash award is made under the Plan to a participant will depend on management’s recommendation and the decision of the ECDC (or its delegate).
•	Nothing in this document or any other document describing or referring to the Plan shall confer any right whatsoever on any person to be considered for any incentive commitments or awards.
•	This document is subject to and governed by actions, interpretation, and rules and regulations of the ECDC (or its delegate) and may be changed or discontinued at any time without notice or liability. Incentive commitments and awards shall be subject to and governed by the specific terms and conditions of this Plan and the applicable award.
•	Nothing in this document or any other document describing or referring to the Plan shall confer on any employee or participant the right to continue in the employ of the Company or affect the right of the Company to terminate the employment of any such person with or without cause.
•	Nothing contained herein shall require the Company to segregate any monies from its general fund or to create any trusts, or to make any special deposits for amounts payable to any participant.
•	No bonus commitment or unpaid bonus award shall be pledged or transferred except as specifically provided for herein (such as in the case of death). If any participant attempts to pledge, assign, transfer or otherwise alienate any award, any obligation of the Company hereunder shall terminate.
•	The Company will withhold any federal, state or local, domestic or foreign taxes as required by law or regulation or as the Company deems appropriate from any payments that it makes to participants hereunder.
•	The Plan is subject to the laws of the State of Delaware.

•	Nothing in this Plan shall be deemed to modify any terms and conditions of a participant’s employment agreement.
•	The Plan may be amended, modified or terminated without notice by the Company at any time, including (but not limited to) any such amendment, modification or termination that reduces or eliminates any benefit otherwise to be paid or payable hereunder.